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                                                                   EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Symbol Technologies of our report dated August 6, 1999, except for Note 3 as to which the date is June 29, 2000, relating to the consolidated financial statements and financial statement schedule of Telxon Corporation and Subsidiaries as of March 31, 1999 and for each of the two years in the period then ended, which appears in Telxon Corporation's Annual Report on Form 10-K for the year ended March 31, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



PricewaterhouseCoopers LLP

Cleveland, Ohio
October 23, 2000